Emdeon

Management Bonus Program

PURPOSE

The purpose of the Emdeon Management Bonus Program (the “Program”) is to provide an incentive to management level employees of Emdeon and its participating subsidiaries (the “Company”) who contribute to the success of the enterprise. The Program offers eligible employees an opportunity to earn compensation in addition to their salaries, based upon the performance of the Company (including its Divisions) and the accomplishment of their Individual Goals.

PROGRAM ADMINISTRATION

The Compensation Committee of the Board of Directors (the “Committee”), in consultation with the Chief Executive Officer of the Company (the “CEO”), shall administer the Program. The CEO will oversee and interpret (including the amount payable to any individual participant) any and all aspects of the Program. The CEO (other than with respect to himself) shall make final recommendations to the Committee regarding both the amount and the timing of any bonus payments pursuant to the Program. The Committee shall review and approve the CEO’s recommendations.

PROGRAM YEAR

The Program will be effective from January 1 of each fiscal year of the Company through December 31 of such fiscal year (the “Program Year”).

PARTICIPANT ELIGIBILITY

Eligible participants generally include regular full-time employees classified as Director level and above.

An employee must be employed or meet the eligibility criteria on or before September 30 of the Program Year to be eligible to participate in the Program for that year. If a person otherwise eligible for participation in the Program becomes an employee of the Company during the fiscal year, the employee will be eligible to receive a prorated portion of the annual bonus based upon the employee’s first date of employment. Generally, ineligible participants would include:

•	Temporary employees, independent contractors and consultants

•	Anyone eligible to participate in a commission plan or other cash incentive plan

•	Employees who do not have a signed Trade Secret and Proprietary Information Agreement on file with the Company

•	Anyone not actively employed on the date the bonuses are distributed

•	Anyone with an overall personal performance rating for the Program Year of “improvable” or lower

•	Any other employee that does not meet the eligibility criteria above

An employee must be an active employee of the Company on the date the bonuses are distributed to employees to be eligible to receive any payment under the Program.

BONUS POTENTIAL

The target bonus potential is calculated as a percentage of the employee’s annual salary as of December 31 of the Program Year to which the bonus relates. The guidelines for determining target bonus potential are based on the employee’s level and role. These guidelines, however, may be adjusted to reflect the significance, scope and level of accountability for a given position. Adjustments (increases or reductions) to the target bonus potential levels may be made at the discretion of the CEO. Additionally, certain employee bonus potential amounts are set forth in written employment agreements. As such, these written agreements shall be controlling.

PROGRAM COMPONENTS

The funding and payment of bonuses is based upon three separate Program components. The three components are the Company Performance Targets, Division Performance Targets and Individual Goals.

For all eligible employees, a portion of the bonus potential will be based on the Company’s Performance Targets and Individual Goals. In addition, for those employees whose job responsibilities are primarily related to a particular Division, a portion of the bonus potential will also be based on the achievement of Division Performance Targets.

The funding of bonuses under the Program is dependent on the achievement of Company Performance Targets and Division Performance Targets. The Company must declare the payment of bonuses before any types of payment under this Program can or will be paid. If, and when, bonuses are declared, financial calculations will be made to determine a funding level for each employee. Individual bonus payouts are then determined by performance against Individual Goals.

The Program contains several objectives. Each objective has a minimum, target and a maximum level of performance. For each objective, the bonus payment will range from zero to a maximum percentage based on the level of performance for that objective.

•	Company Performance Targets

Payments are contingent upon the Company achieving the Company Performance Targets as shall be set by the Committee within the first ninety days of a Program Year.

•	Division Performance Targets

For those eligible employees whose job responsibilities are primarily related to a particular Division, payments for a portion of the employee’s bonus amount are contingent upon the Division achieving the Division Performance Targets as shall be set by the Committee with respect to each Program Year.

•	Individual Goals

The achievement of Individual Goals (based on Company objectives) is a very important component of the Program. Once the Company and/or the Division have achieved their performance goals, individual bonus potential can be greatly impacted by the level of achievement of Individual Goals as determined by each eligible employee’s manager.

Managers will review each of their bonus-eligible employees and will make a recommendation of 100% to 0% of the bonus amount based on the achievement of Individual Goals. Managers cannot distribute or recommend more the 100% of an individual employee’s target amount. However, the bonus recommendation can be reduced or increased at the discretion of the CEO.

TRANSFER/PROMOTION/DEMOTION

If an employee is transferred to a new role during the Program Year, the employee will be eligible to participate in the incentive plan that applies to the new role. However, if an employee who was not eligible for participation in the Program is promoted to a position eligible for participation in the Program after September 30th of the Program Year, the employee will not be eligible to participate in the Program until January 1st of the following year.

If the employee becomes ineligible for this Program due to a transfer, demotion or promotion, the employee will be eligible to receive a prorated award based on the period of participation in the Program; provided, that the employee must continue to meet the “Conditions For Receiving Payment” set forth below. Such prorated award will be paid at the same time as awards under the Program.

PAYOUT AND TAXATION

The Company anticipates any bonus amounts earned under the Program for each Program Year will be paid around March of the year following that Program Year after completion of audited financial statements for the Program Year and final executive and Committee approval. Specific provisions regarding distribution are outlined below under the “Conditions for Receiving Payment” section of the Program.

Payroll taxes will be withheld from the bonus award as required by law. Bonus awards that employees receive will be reported as income in the year in which they are paid. Therefore, the bonus payment with respect to a Program Year, which is expected to be paid in March of the following year, will be reported as part of an employee’s total W-2 income for the tax year following the Program Year.

CONDITIONS FOR RECEIVING PAYMENT

No bonus award under this Program will be paid to any employee if employment is terminated, whether voluntary or involuntary, prior to the actual payment distribution date. However, the Company retains the authority to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, the death of an employee during the fiscal year, termination of employment due to total or partial disability, call to active military service or retirement with the written consent of the Company.

LIMITATIONS AND/OR ADJUSTMENTS

Bonus compensation under the Program is not an integral part of an employee’s compensation package. An employee’s base salary compensates the employee for the expected results of any given job. Payment of the bonus compensation is at the discretion of the Company. The Company reserves the right to review, amend, suspend, and/or terminate the Program, the incentive calculation formulas, and all other aspects of the Program at any time. Program changes will be based on a determination of the Company’s business needs and do not require prior notification or explanation to eligible employees.

An employee’s participation in the Program shall not be construed as an employment contract or as a promise of continuing employment between the Company and the employee. Employment with the Company is terminable at will.

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